Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Jon Kasle	Marc Kaplan
781-522-5110	781-522-5141

Raytheon Reports Solid Fourth Quarter and Full-Year 2008 Results; Reaffirms Outlook for Continued Growth in 2009

Highlights

•	Year-end backlog increased to a record $38.9 billion

•	Delivered strong full-year sales growth of 9%

•	Fourth quarter adjusted EPS from continuing operations of $1.13 grew by 18%; reported EPS from continuing operations was $1.02(1)

•	Full-year 2008 adjusted EPS from continuing operations of $4.06 grew by 23%; reported EPS from continuing operations was $3.95(1)

•	Excellent operating cash flow of $2.0 billion in 2008. The Company made $660 million in discretionary cash contributions to its pension plans.

•	Reaffirms guidance for 2009; expects to deliver continued growth in sales, earnings and return on invested capital

WALTHAM, Mass., (January 29, 2009) – Raytheon Company (NYSE: RTN) announced fourth quarter 2008 adjusted income from continuing operations of $466 million or $1.13 per diluted share, compared to $420 million or $0.96 per diluted share in the fourth quarter 2007(1). Reported fourth quarter 2008 income from continuing operations was $421 million or $1.02 per diluted share compared to $634 million or $1.45 per diluted share in the fourth quarter 2007. Fourth quarter 2008 income from continuing operations included a $45 million or $0.11 per diluted share unfavorable adjustment due to the impact of pension investment returns

(1)	Adjusted EPS and income from continuing operations are non-GAAP financial measures. Fourth quarter and full-year 2008 adjusted EPS and income from continuing operations exclude the $45 million ($69 million pretax) or $0.11 per diluted share unfavorable adjustment due to the impact of pension investment returns on existing contracts (the “CAS Pension Adjustment”). Fourth quarter and full-year 2007 adjusted EPS and income from continuing operations exclude a $0.49 per diluted share ($214 million) and $0.49 per diluted share ($219 million) favorable adjustment, respectively, due to certain tax-related benefits. Please see attachment G for a reconciliation of these measures to EPS and income from continuing operations under GAAP and a discussion of why the Company is presenting this information.

on existing contracts (the “CAS Pension Adjustment”). Fourth quarter 2007 income from continuing operations included a $214 million or $0.49 per diluted share favorable adjustment due to tax-related benefits.

“Raytheon had a successful 2008 with strong bookings, a record backlog and solid growth in sales and operating income,” said William H. Swanson, Raytheon Chairman and CEO. “Our advanced technologies, program performance and diverse portfolio of products and services are uniquely suited to meet customer requirements and position us well for the future.”

Net sales in the fourth quarter 2008 were $6.1 billion compared to $6.0 billion in the fourth quarter 2007. The Company’s solid sales performance in the fourth quarter 2008 was achieved with 3 fewer work days than the fourth quarter 2007.

The Company continued to generate solid operating cash flow in the fourth quarter 2008. Operating cash flow from continuing operations in the fourth quarter 2008 was $444 million compared to $941 million in the fourth quarter 2007. The change was primarily due to $381 million in tax refunds in the fourth quarter 2007. The Company also made $160 million more in discretionary cash contributions to its pension plans in the fourth quarter 2008 ($660 million in 2008 compared to $500 million in 2007).

The Company ended the year with $50 million of net debt. Net debt is defined as total debt less cash and cash equivalents.

Full-Year Financial Results

Full-year 2008 adjusted income from continuing operations was $1.7 billion or $4.06 per diluted share, compared to $1.5 billion or $3.31 per diluted share in 2007(2). Reported full-year 2008 income from continuing operations was $1.7 billion or $3.95 per diluted share compared to $1.7 billion or $3.80 per diluted share in 2007. Full-year 2008 income from continuing operations included the $45 million or $0.11 per diluted share unfavorable CAS Pension Adjustment. Full-year 2007 income from continuing operations included a $219 million or $0.49 per diluted share favorable adjustment due to tax-related benefits.

2008 net sales were $23.2 billion compared to $21.3 billion in 2007, an increase of 9 percent. All of Raytheon’s businesses contributed to the Company’s sales growth.

The Company generated excellent operating cash flow for the year. Operating cash flow from continuing operations was $2.0 billion in 2008 compared to $1.2 billion in 2007. The increase in operating cash flow in 2008 was primarily due to a reduction in working capital items, lower net cash tax payments and lower discretionary cash contributions made to the Company’s pension plans. The Company paid $448 million in net cash taxes in 2008, compared to $734 million in 2007 (which included $631 million in tax payments attributable to the gain on the sale of Raytheon Aircraft Company (RAC) and $381 million in tax refunds). The Company also made $660 million in discretionary cash contributions to its pension plans in 2008 compared to $900 million in 2007.

As part of its previously announced share repurchase program, the Company repurchased 14.1 million shares of common stock for $680 million in the fourth quarter 2008 and 30.7 million shares for $1.7 billion for the year.

(2)

Adjusted EPS and income from continuing operations are non-GAAP financial measures. Full-year 2008 adjusted EPS and income from continuing operations exclude the $45 million ($69 million pretax) or $0.11 per diluted share unfavorable CAS Pension Adjustment. Full-year 2007 adjusted EPS and income from continuing operations exclude a $0.49 per diluted share ($219 million) favorable adjustment due to certain tax-related benefits. Please see attachment G for a reconciliation of these measures to EPS and income from continuing operations under GAAP and a discussion of why the Company is presenting this information.

Adjusted Summary Financial Results(1)	4th Quarter		% Change	Full-Year		% Change
($ in millions, except per share data)	2008	2007		2008	2007
Adjusted Net Sales	$6,155	$6,000	3%	$23,243	$21,301	9%
Adjusted Operating Income	715	646	11%	2,665	2,328	14%
Adj. Income from Cont. Ops. before Taxes	679	639	6%	2,567	2,225	15%
Adj. Income from Continuing Operations	466	420	11%	1,719	1,474	17%

Adjusted EPS from Continuing Ops.	$1.13	$0.96	18%	$4.06	$3.31	23%

Summary Financial Results	4th Quarter		% Change	Full-Year		% Change
($ in millions, except per share data)	2008	2007		2008	2007
Net Sales	$6,086	$6,000	1%	$23,174	$21,301	9%
Total Operating Expenses	5,440	5,354		20,578	18,973

Operating Income	646	646	0%	2,596	2,328	12%
Non-operating Expenses	36	7		98	103

Income from Cont. Ops. before Taxes	$610	$639	-5%	$2,498	$2,225	12%
Income from Continuing Operations	$421	$634	-34%	$1,674	$1,693	-1%

Diluted EPS from Continuing Ops.	$1.02	$1.45	-30%	$3.95	$3.80	4%

Operating Cash Flow from Cont. Ops.	$444	$941		$2,036	$1,249

Workdays in Fiscal Reporting Calendar	60	63		250	249

(1)	Adjusted Summary Financial Results include non-GAAP financial measures which exclude the impact of certain items noted below. The fourth quarter and full-year 2008 adjusted measures exclude the $45 million ($69 million pretax) or $0.11 per diluted share unfavorable adjustment due to the impact of pension investment returns on existing contracts (the “CAS Pension Adjustment”). Fourth quarter and full-year 2007 adjusted EPS and income from continuing operations exclude a $0.49 per diluted share ($214 million) and $0.49 per diluted share ($219 million) favorable adjustment, respectively, due to certain tax-related benefits. See attachment G for a reconciliation of these measures to the comparable GAAP measures and a discussion of why the Company is presenting this information.

Bookings and Backlog

Bookings	4th Quarter		Full-Year
(in millions)	2008	2007	2008	2007
Total Bookings	$8,530	$9,181	$26,820	$25,498

Backlog
(in millions)	12/31/08	12/31/07
Backlog	$38,884	$36,614
Funded Backlog	$21,986	$20,518

The Company ended 2008 with a record backlog of $38.9 billion, up 6 percent compared to $36.6 billion at the end of 2007.

Outlook

2009 Financial Outlook	Current	Prior (10/23/08)
Net Sales ($B)	24.3 - 24.8	24.3 - 24.8
FAS/CAS Pension Income ($M)	47*	77
Interest Inc./(Exp.), net ($M)	(105) - (115)	Not provided
Diluted Shares (M)	402 - 405	Not provided
EPS from Continuing Ops.	$4.45 - $4.60	$4.45 - $4.60
Operating Cash Flow from Cont. Ops. ($B)	2.2 - 2.4	2.2 - 2.4
ROIC (%)	10.9 - 11.4	Not provided

*	Denotes change from prior guidance

The Company is reaffirming its prior guidance for 2009 and providing more detailed information. Charts containing additional information on the Company’s 2009 guidance are available on the Company’s website at www.raytheon.com. See attachment F for the Company’s calculation and use of Return on Invested Capital (ROIC), a non-GAAP financial measure.

Segment Results

Integrated Defense Systems

	4th Quarter		% Change	Full-Year		% Change
($ in millions)	2008*	2007		2008	2007
Net Sales	$1,423	$1,290	10%	$5,148	$4,695	10%
Operating Income	$244	$211	16%	$870	$828	5%
Operating Margin	17.1%	16.4%		16.9%	17.6%

*	Fourth quarter 2008 included 3 fewer work days than the fourth quarter 2007.

Fourth Quarter

Integrated Defense Systems (IDS) had fourth quarter 2008 net sales of $1,423 million compared to $1,290 million in the fourth quarter 2007, primarily due to growth on U.S. Army programs. IDS recorded $244 million of operating income compared to $211 million in the fourth quarter 2007. The increase in operating income was primarily due to higher volume, improved performance on several international and domestic programs, and the sale of licensed software.

During the quarter, IDS booked $2,483 million to provide advanced Patriot air and missile defense capability for the United Arab Emirates (UAE). IDS also booked $154 million for the production of torpedo kits for the U.S. Navy.

Full-year

IDS had full-year 2008 net sales of $5,148 million compared to $4,695 million in 2007. The increase in sales was primarily due to higher volume on U.S. Army programs. IDS recorded $870 million of operating income in 2008 compared to $828 million in 2007. The increase in operating income was primarily due to higher volume, partially offset by a change in contract mix.

During the year, IDS booked $2,483 million to provide advanced Patriot air and missile defense capability for the UAE and $533 million on international contracts for the design, development and support of the Patriot system. IDS also booked $237 million to provide engineering services support for Patriot air and missile defense programs and $229 million for the Rapid Aerostat Initial Deployment (RAID) program for the U.S. Army.

Intelligence and Information Systems

	4th Quarter		% Change	Full-Year		% Change
($ in millions)	2008*	2007		2008	2007
Net Sales	$810	$808	0%	$3,132	$2,742	14%
Operating Income	$67	$66	2%	$253	$248	2%
Operating Margin	8.3%	8.2%		8.1%	9.0%

*	Fourth quarter 2008 included 3 fewer work days than the fourth quarter 2007.

Fourth Quarter

Intelligence and Information Systems (IIS) had fourth quarter 2008 net sales of $810 million compared to $808 million in the fourth quarter 2007. IIS recorded $67 million of operating income compared to $66 million in the fourth quarter 2007.

During the quarter, IIS booked $443 million on a number of classified contracts.

Full-year

IIS had full-year 2008 net sales of $3,132 million compared to $2,742 million in 2007. The increase in sales was primarily due to higher volume on the international e-Borders program and a competitive design program for the U.S. Air Force’s next generation global positioning ground system. IIS recorded $253 million of operating income in 2008 compared to $248 million in 2007. The increase in operating income was partially offset by certain acquisition costs and other investments in cyber operations and information security capabilities.

During the year, IIS booked $1,789 million on a number of classified contracts, including $379 million on a major classified program.

Missile Systems

	4th Quarter		%	Full-Year		%
($ in millions)	2008*	2007	Change	2008	2007	Change
Net Sales	$1,360	$1,362	0%	$5,377	$4,993	8%
Operating Income	$143	$148	-3%	$581	$541	7%
Operating Margin	10.5%	10.9%		10.8%	10.8%

*	Fourth quarter 2008 included 3 fewer work days than the fourth quarter 2007.

Fourth Quarter

Missile Systems (MS) had fourth quarter 2008 net sales of $1,360 million compared to $1,362 million in the fourth quarter 2007. MS recorded $143 million of operating income compared to $148 million in the fourth quarter 2007.

During the quarter, MS booked $423 million for the production of Standard Missile-2 (SM-2) for international customers and the U.S. Navy, and $161 million for Standard Missile-3 (SM-3) for the U.S. Navy and the Missile Defense Agency. MS also booked $132 million for the production of Tube-launched Optically guided Wire controlled (TOW) missiles for international customers and the U.S. Army.

Full-year

MS had full-year 2008 net sales of $5,377 million compared to $4,993 million in 2007. The increase in sales in 2008 was primarily due to higher volume on the Advanced Medium-Range Air-to-Air Missile (AMRAAM), Rolling Airframe Missile (RAM), Phalanx, PavewayTM and TOW programs. MS recorded $581 million of operating income in 2008 compared to $541 million in 2007. The increase in operating profit in 2008 was primarily due to higher volume.

During the year, MS booked $1,165 million for the production of SM-3 for the U.S. Navy and the Missile Defense Agency, $624 million for the production of the AMRAAM program for international customers and the U.S. Air Force, $577 million on Standard Missile development and production and $478 million for the production of Tactical Tomahawk cruise missiles for the U.S Navy.

Network Centric Systems

	4th Quarter		%	Full-Year		%
($ in millions)	2008*	2007	Change	2008	2007	Change
Net Sales	$1,125	$1,147	-2%	$4,510	$4,164	8%
Operating Income	$141	$127	11%	$552	$506	9%
Operating Margin	12.5%	11.1%		12.2%	12.2%

*	Fourth quarter 2008 included 3 fewer work days than the fourth quarter 2007.

Fourth Quarter

Network Centric Systems (NCS) had fourth quarter 2008 net sales of $1,125 million compared to $1,147 million in the fourth quarter 2007. NCS recorded $141 million of operating income compared to $127 million in the fourth quarter 2007. The increase in operating income was primarily due to productivity improvements.

During the quarter, NCS booked $218 million to provide support for the Firefinder weapon locating radar program, $173 million to provide Horizontal Technology Integration (HTI) forward-looking infrared kits and $122 million for Long Range Advanced Scout Surveillance Systems (LRAS3) for the U.S. Army.

Full-year

NCS had full-year 2008 net sales of $4,510 million compared to $4,164 million in 2007. The increase in sales was primarily due to higher volume on U.S. Army programs. NCS recorded $552 million of operating income compared to $506 million in 2007. The increase in operating income was primarily due to the higher volume.

During the year, NCS booked $570 million to provide HTI forward-looking infrared kits and $279 million for LRAS3 systems for the U.S. Army. NCS also booked $233 million for the design and development phase of the Joint Precision Approach and Landing System (JPALS) for the U.S. Navy, $231 million for the production of Improved Target Acquisition Systems (ITAS) for the U.S. Army and the U.S. Marine Corps, and $115 million for the Airborne, Maritime and Fixed Site (AMF) Joint Tactical Radio System (JTRS) program.

Space and Airborne Systems

	4th Quarter		%	Full-Year		%
($ in millions)	2008*	2007	Change	2008	2007	Change
Net Sales	$1,189	$1,243	-4%	$4,372	$4,288	2%
Operating Income	$168	$177	-5%	$580	$560	4%
Operating Margin	14.1%	14.2%		13.3%	13.1%

*	Fourth quarter 2008 included 3 fewer work days than the fourth quarter 2007.

Fourth Quarter

Space and Airborne Systems (SAS) had fourth quarter 2008 net sales of $1,189 million compared to $1,243 million in the fourth quarter 2007. SAS recorded $168 million of operating income compared to $177 million in the fourth quarter 2007. The decrease in operating income was primarily due to lower volume.

During the quarter, SAS booked $127 million for the production of Advanced Countermeasures Electronic System (ACES) for the Royal Moroccan Air Force and $106 million for the development of the F-15E Radar Modernization Program (RMP). SAS also booked $528 million on a number of classified contracts.

Full-year

SAS had full-year 2008 net sales of $4,372 million compared to $4,288 million in 2007. SAS recorded $580 million of operating income in 2008 compared to $560 million in 2007. The increase in sales and operating income in 2008 were primarily due to higher volume.

During the year, SAS booked $1,475 million on a number of classified contracts.

Technical Services

	4th Quarter		% Change	Full-Year		% Change
($ in millions)	2008*	2007		2008	2007
Net Sales	$744	$643	16%	$2,601	$2,174	20%
Operating Income	$49	$47	4%	$174	$139	25%
Operating Margin	6.6%	7.3%		6.7%	6.4%

*	Fourth quarter 2008 included 3 fewer work days than the fourth quarter 2007.

Fourth Quarter

Technical Services (TS) had fourth quarter 2008 net sales of $744 million compared to $643 million in the fourth quarter 2007, primarily due to strong growth in training programs. TS recorded operating income of $49 million in the fourth quarter 2008 compared to $47 million in the fourth quarter 2007.

During the quarter, TS booked $130 million for work on the Warfighter Field Operations Customer Support (FOCUS) contract for the U.S. Army.

Full-year

TS had full-year 2008 net sales of $2,601 million compared to $2,174 million in 2007. TS recorded operating income of $174 million in 2008 compared to $139 million in 2007. The increase in sales and operating income were primarily due to strong growth in training programs, principally the Warfighter FOCUS contract.

During the year, TS booked $957 million for work on the Warfighter FOCUS contract and $436 million for the FAA’s Air Traffic Control Optimum Training Solution (ATCOTS) contract.

Raytheon Company (NYSE: RTN), with 2008 sales of $23.2 billion, is a technology leader specializing in defense, homeland security and other government markets throughout the world. With a history of innovation spanning 87 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. With headquarters in Waltham, Mass., Raytheon employs 73,000 people worldwide.

Conference Call on the Fourth Quarter and Full-Year 2008 Financial Results

Raytheon’s conference call to discuss its financial results will be held on Thursday, January 29, 2009 at 9 a.m. ET. Participants will include William H. Swanson, Chairman and CEO; David C. Wajsgras, senior vice president and CFO; and other Company executives.

The dial-in number for the conference call will be (800) 798-2864 in the U.S. or (617) 614-6206 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.

Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.

Disclosure Regarding Forward-looking Statements

This release and the attachments contain forward-looking statements, including information regarding the Company’s 2009 financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the Company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The Company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the Company’s dependence on the U.S. Government for a significant portion of its business and the risks associated with U.S. Government sales, including changes or shifts in defense spending, uncertain funding of programs, potential termination of contracts, and difficulties in contract performance; the ability to procure new contracts; the risks of conducting business in foreign countries; the ability to comply with extensive governmental regulation, including import and export policies and procurement and other regulations; the impact of competition; the ability to develop products and technologies; the impact of the current downturn in the financial markets; the risk that actual pension returns are significantly different than the Company’s assumptions; the risk of cost overruns, particularly for the Company’s fixed-price contracts; dependence on component availability, subcontractor performance and key suppliers; risks of a negative government audit; the use of accounting estimates in the Company’s financial statements; risks associated with acquisitions, dispositions, joint ventures and other business arrangements; risks of an impairment of goodwill or other intangible assets; the outcome of contingencies and litigation matters, including government investigations; the ability to recruit and retain qualified personnel; the impact of potential security threats and other disruptions; and other factors as may be detailed from time to time in the Company’s public announcements and Securities and Exchange Commission filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date. This release and the attachments also contain non-GAAP financial measures. A GAAP reconciliation and a discussion of the Company’s use of these measures are included in this release or the attachments.

# # #

Attachment A

Raytheon Company

Preliminary Adjusted Summary Financial Results and Preliminary Statement of Operations Information

Fourth Quarter 2008

Preliminary Adjusted Summary Financial Results *

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Adjusted net sales	$6,155	$6,000	$23,243	$21,301
Adjusted operating income	715	646	2,665	2,328
Adjusted income from continuing operations before taxes	679	639	2,567	2,225
Adjusted income from continuing operations	466	420	1,719	1,474
Adjusted earnings per share from continuing operations
Diluted	$1.13	$0.96	$4.06	$3.31

Preliminary Statement of Operations Information

	Three Months Ended		Twelve Months Ended
(In millions, except per share amounts)	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Net sales	$6,086	$6,000	$23,174	$21,301

Operating expenses
Cost of sales	4,910	4,837	18,513	17,037
Administrative and selling expenses	392	392	1,548	1,434
Research and development expenses	138	125	517	502

Total operating expenses	5,440	5,354	20,578	18,973

Operating income	646	646	2,596	2,328

Interest expense	32	41	129	196
Interest income	(8)	(36)	(64)	(163)
Other expense, net	12	2	33	70

Non-operating expense, net	36	7	98	103

Income from continuing operations before taxes	610	639	2,498	2,225
Federal and foreign income taxes	189	5	824	532

Income from continuing operations	421	634	1,674	1,693
Operating income from discontinued operations, net of tax	—	8	(2)	(57)
Gain (loss) on sales of discontinued operations, net of tax	—	(44)	—	942

Income (loss) from discontinued operations, net of tax	—	(36)	(2)	885

Net income**	$421	$598	$1,672	$2,578

Earnings per share from continuing operations
Basic	$1.04	$1.50	$4.07	$3.91
Diluted	$1.02	$1.45	$3.95	$3.80

Earnings (loss) per share from discontinued operations
Basic	$—	$(0.09)	$(0.01)	$2.04
Diluted	$—	$(0.08)	$(0.01)	$1.99

Earnings per share
Basic	$1.04	$1.41	$4.06	$5.95
Diluted	$1.02	$1.37	$3.95	$5.79

Average shares outstanding
Basic	404.0	423.2	411.4	433.0
Diluted	413.4	436.8	423.7	445.7

*	Preliminary Adjusted Summary Financial Results include non-GAAP financial measures which exclude the impact of certain items noted below. The 2008 adjusted measures exclude the $69 million pre-tax, $45 million after-tax, or $0.11 per diluted share unfavorable adjustment due to the impact of pension investment returns on existing contracts. Fourth quarter and full-year 2007 adjusted income and EPS from continuing operations exclude a favorable adjustment of $214 million or $0.49 per diluted share and $219 million or $0.49 per diluted share, respectively, due to certain tax-related benefits. See attachment G for a reconciliation of these measures to the comparable GAAP measures and a discussion of why the Company is presenting this information.
**	Net income in 2007 included $885 million or $1.99 per diluted share in discontinued operations primarily from Raytheon Aircraft Company (RAC) and Flight Options (FO) which were sold in 2007.

Attachment B

Raytheon Company

Preliminary Segment Information

Fourth Quarter 2008

	Net Sales Three Months Ended		Operating Income Three Months Ended			Operating Income As a Percent of Sales Three Months Ended
(In millions, except percentages)	31-Dec-08	31-Dec-07	31-Dec-08		31-Dec-07	31-Dec-08	31-Dec-07
Integrated Defense Systems	$1,423	$1,290	$244		$211	17.1%	16.4%
Intelligence and Information Systems	810	808	67		66	8.3%	8.2%
Missile Systems	1,360	1,362	143		148	10.5%	10.9%
Network Centric Systems	1,125	1,147	141		127	12.5%	11.1%
Space and Airborne Systems	1,189	1,243	168		177	14.1%	14.2%
Technical Services	744	643	49		47	6.6%	7.3%
FAS/CAS Pension Adjustment	—	—	(30)		(67)
Corporate and Eliminations	(565)	(493)	(136	) *	(63)

Total	$6,086	$6,000	$646		$646	10.6%	10.8%

	Net Sales Twelve Months Ended		Operating Income Twelve Months Ended			Operating Income As a Percent of Sales Twelve Months Ended
	31-Dec-08	31-Dec-07	31-Dec-08		31-Dec-07	31-Dec-08	31-Dec-07
Integrated Defense Systems	$5,148	$4,695	$870		$828	16.9%	17.6%
Intelligence and Information Systems	3,132	2,742	253		248	8.1%	9.0%
Missile Systems	5,377	4,993	581		541	10.8%	10.8%
Network Centric Systems	4,510	4,164	552		506	12.2%	12.2%
Space and Airborne Systems	4,372	4,288	580		560	13.3%	13.1%
Technical Services	2,601	2,174	174		139	6.7%	6.4%
FAS/CAS Pension Adjustment	—	—	(123)		(259)
Corporate and Eliminations	(1,966)	(1,755)	(291	) *	(235)

Total	$23,174	$21,301	$2,596		$2,328	11.2%	10.9%

*	Includes $69 million CAS Pension Adjustment (see Attachment G for a discussion of the CAS Pension Adjustment).

Attachment C

Raytheon Company

Other Preliminary Information

Fourth Quarter 2008

(In millions)	Funded Backlog		Total Backlog
	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Integrated Defense Systems	$4,802	$4,781	$9,883	$9,296
Intelligence and Information Systems	1,890	2,325	5,137	5,636
Missile Systems	6,003	5,218	9,858	9,379
Network Centric Systems	4,593	3,957	5,733	5,102
Space and Airborne Systems	2,810	3,037	5,521	5,276
Technical Services	1,888	1,200	2,752	1,925

Total	$21,986	$20,518	$38,884	$36,614

	Bookings Three Months Ended		Bookings Twelve Months Ended
	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Total Bookings	$8,530	$9,181	$26,820	$25,498

Attachment D

Raytheon Company

Preliminary Balance Sheet Information

Fourth Quarter 2008

(In millions)	31-Dec-08	31-Dec-07
Assets
Cash and cash equivalents	$2,259	$2,655
Accounts receivable, net	105	126
Contracts in process	3,793	3,821
Inventories	325	386
Current tax asset	441	98
Deferred taxes	395	432
Prepaid expenses and other current assets	99	98

Total current assets	7,417	7,616

Property, plant and equipment, net	2,024	2,058
Deferred taxes	735	—
Prepaid retiree benefits	56	617
Goodwill	11,662	11,627
Other assets, net	1,402	1,363

Total assets	$23,296	$23,281

Liabilities and Stockholders’ Equity
Advance payments and billings in excess of costs incurred	$1,970	$1,845
Accounts payable	1,201	1,141
Accrued employee compensation	913	902
Other accrued expenses	1,065	900

Total current liabilities	5,149	4,788

Accrued retiree benefits and other long-term liabilities	6,488	3,016
Deferred taxes	—	451
Long-term debt	2,309	2,268
Minority interest	263	216
Stockholders’ equity
Common stock	4	4
Additional paid-in capital	10,873	10,544
Accumulated other comprehensive loss	(5,182)	(1,956)
Treasury stock, at cost	(4,254)	(2,502)
Retained earnings	7,646	6,452

Total stockholders’ equity	9,087	12,542

Total liabilities and stockholders’ equity	$23,296	$23,281

Attachment E

Raytheon Company

Preliminary Cash Flow Information

Fourth Quarter 2008

	Three Months Ended		Twelve Months Ended
(In millions)	31-Dec-08	31-Dec-07	31-Dec-08	31-Dec-07
Net income	$421	$598	$1,672	$2,578
(Income) loss from discontinued operations, net of tax	—	36	2	(885)

Income from continuing operations	421	634	1,674	1,693

Depreciation	75	74	292	288
Amortization	27	23	98	84
Working capital (excluding pension and taxes)*	629	444	247	(85)
Discontinued operations	—	(8)	(21)	(51)
Net activity in financing receivables	22	17	68	88
Other	(730)	(251)	(343)	(819)

Net operating cash flow	444	933	2,015	1,198

Capital spending	(137)	(153)	(304)	(313)
Internal use software spending	(16)	(34)	(74)	(85)
Acquisitions	—	(211)	(54)	(211)
Investment activity and divestitures	—	26	9	3,143
Dividends	(116)	(109)	(460)	(440)
Repurchases of common stock	(680)	(341)	(1,700)	(1,642)
Debt repayments	—	(118)	—	(1,724)
Discontinued operations	—	—	—	(29)
Other	3	53	172	298

Total cash flow	$(502)	$46	$(396)	$195

*	Working capital (excluding pension and taxes) is a summation of changes in: accounts receivable, net, contracts in process and advance payments and billings in excess of costs incurred, inventories, prepaid expenses and other current assets, accounts payable, accrued employee compensation, and other accrued expenses from the Statements of Cash Flows.

Attachment F

Raytheon Company

Preliminary Return on Invested Capital Non-GAAP Financial Measure

Fourth Quarter 2008

We define Return on Invested Capital (ROIC) as income from continuing operations plus after-tax net interest expense plus one-third of operating lease expense after-tax (estimate of interest portion of operating lease expense) divided by average invested capital after capitalizing operating leases (operating lease expense times a multiplier of 8), adding financial guarantees less net investment in Discontinued Operations, and adding back the impact of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (SFAS No. 158). ROIC is not a measure of financial performance under generally accepted accounting principles (GAAP) and may not be defined and calculated by other companies in the same manner. ROIC should be considered supplemental to and not a substitute for financial information prepared in accordance with GAAP. We use ROIC as a measure of efficiency and effectiveness of our use of capital and as an element of management compensation.

Return on Invested Capital

	2009 Current Guidance
(In millions, except percentages)	Low end of range	High end of range
Income from continuing operations
Net interest expense, after-tax*	Combined	Combined
Lease expense, after-tax*

Return	$1,930	$1,990

Net debt **
Equity less investment in discontinued operations
Lease expense x 8, plus financial guarantees	Combined	Combined
SFAS No. 158 impact

Invested capital from continuing operations***	$17,650	$17,450

ROIC	10.9%	11.4%

*	Effective 2009 tax rate: Approximately 33.0% (2009 guidance)
**	Net debt is defined as total debt less cash and cash equivalents and is calculated using a 2 point average
***	Calculated using a 2 point average

Attachment G

Raytheon Company

Reconciliation of Non-GAAP Measures in Preliminary Statement of Operations Information

Fourth Quarter 2008

	Three Months Ended
(In millions, except per share amounts)	GAAP 31-Dec-08	CAS Pension Adjustment *	Adjusted * 31-Dec-08	GAAP 31-Dec-07	Tax Benefit *	Adjusted * 31-Dec-07
Net sales	$6,086	$69	$6,155	$6,000	$—	$6,000
Operating income	646	69	715	646	—	646
Income from continuing operations before taxes	610	69	679	639	—	639
Income from continuing operations	421	45	466	634	(214)	420

Earnings per share from continuing operations
Diluted	$1.02	$0.11	$1.13	$1.45	$(0.49)	$0.96

	Twelve Months Ended
	GAAP 31-Dec-08	CAS Pension Adjustment *	Adjusted * 31-Dec-08	GAAP 31-Dec-07	Tax Benefit *	Adjusted * 31-Dec-07
Net sales	$23,174	$69	$23,243	$21,301	$—	$21,301
Operating income	2,596	69	2,665	2,328	—	2,328
Income from continuing operations before taxes	2,498	69	2,567	2,225	—	2,225
Income from continuing operations	1,674	45	1,719	1,693	(219)	1,474

Earnings per share from continuing operations
Diluted	$3.95	$0.11	$4.06	$3.80	$(0.49)	$3.31

*	This Reconciliation of Non-GAAP Measures in Preliminary Statement of Operations Information includes certain non-GAAP financial measures under the “Adjusted” columns and sets forth a reconciliation of such measures to the comparable GAAP measure under the “GAAP” column. The non-GAAP financial measures should be considered supplemental to and not a substitute for financial performance in accordance with GAAP. We use the adjusted measures to facilitate management’s internal comparisons to the Company’s historical operating results, to competitors’ operating results, and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making, including management’s evaluation of the Company’s operating performance. The 2008 adjusted measures exclude an unfavorable adjustment to reflect the impact of the increase in estimated future pension costs on existing contracts recorded in the fourth quarter of 2008 (the “CAS Pension Adjustment”). Pension costs as calculated under the U.S. Government Cost Accounting Standards (CAS) are a component of our estimated costs to complete each of our contracts. On an annual basis, we update our estimate of future CAS pension costs based upon actual asset returns and other actuarial factors. When these estimated future costs increase, which occurred at December 31, 2008 driven mainly by the significant decline in the value of our pension assets, the estimated costs to complete each existing contract increases. The amounts of revenue and profit which are recognizable based upon our estimated percent complete and expected margins on our contracts, principally on our fixed price contracts, were reduced. In the fourth quarter, we recorded a cumulative catch-up adjustment for this reduction in revenue and profit of $69 million pretax, $45 million after-tax or $0.11 per diluted share as part of Corporate and Eliminations consistent with our internal management reporting and performance evaluation. The components of the CAS Pension Adjustment by business are as follows: IDS - $20 million, IIS - $7 million, MS - $14 million, NCS - $12 million, SAS - $12 million and TS - $4 million. Fourth quarter and full-year 2007 adjusted income and EPS from continuing operations exclude a favorable adjustment of $214 million or $0.49 per diluted share and $219 million or $0.49 per diluted share, respectively, due to certain tax-related benefits.